Exhibit 99.1

Travelport Limited

— Third Quarter 2012 Results —

Delivering Strategic Growth

Atlanta, GA, November 2, 2012 — Travelport Limited, a leading provider of critical transaction processing for the global travel industry, today announces its financial results for the third quarter ended September 30, 2012.

Commenting on developments, Gordon Wilson, President and CEO of Travelport, said:

“We continue to deliver on our strategy as we report a sixth consecutive quarter of RevPas growth, underlying gross margin improvement and strong cash generation. In another positive quarter for Travelport, we have further expanded our content offering, increased our customer base, continued the successful deployment of our products and realized significant benefits from our investments in key adjacencies.”

Highlights:

•	Increased RevPas by 3% to $5.30 in Q3 2012

•	Grew Adjusted EBITDA by $5 million in Q3 2012 (excluding the impact of the United Airlines Master Services Agreement)

•	Improved YTD operating cash flow by $48 million to $134 million

•	Two merchandising milestones achieved with Air Canada and KLM

•	New Travelport mobile solutions deployed regionally

•	First Russian language corporate booking tool launched

Financial Highlights for Third Quarter 2012

(in $ millions)
	Q3 2012	Q3 2011	Change	% Change
Net Revenue	489	509	(20)	(4)
Operating Income	27	51	(24)	(47)
EBITDA	88	107	(19)	(18)
Adjusted EBITDA	106	118	(12)	(10)

The loss of the Master Services Agreement with United Airlines contributed approximately $23 million to the decline in net revenue and $17 million to the decline in each of operating income, EBITDA and Adjusted EBITDA for the third quarter of 2012 compared to 2011. Excluding the impact of this loss, net revenue for the third quarter of 2012 increased $3 million from the third quarter of 2011, operating income and EBITDA declined by $7 million and $2 million, respectively, compared to 2011, and Adjusted EBITDA increased by $5 million compared to 2011. RevPas increased by 3% to $5.30, and average rate of agency commissions declined 1%.

Financial Highlights for YTD 2012

(in $ millions)
	YTD 2012	YTD 2011	Change	% Change
Net Revenue	1,545	1,570	(25)	(2)
Operating Income	155	196	(41)	(21)
EBITDA	330	365	(35)	(10)
Adjusted EBITDA	366	401	(35)	(9)

The loss of the Master Services Agreement with United Airlines contributed approximately $43 million to the decline in net revenue and $31 million to the decline in each of operating income, EBITDA and Adjusted EBITDA year to date 2012 compared to 2011. Excluding the impact of this loss, net revenue for year to date 2012 increased $18 million from the same period in 2011, operating income and EBITDA declined by $10 million and $4 million, respectively, compared to 2011, and Adjusted EBITDA declined by $4 million compared to 2011. RevPas increased by 2% to $5.23, and average rate of agency commissions increased 1%.

Interest costs of $215 million year to date were $8 million lower for 2012 due to a lower net debt balance and the favorable impact of interest rate hedges, offset by a higher underlying effective interest rate.

Travelport generated $134 million in net cash from operating activities of continuing operations, a $48 million increase from 2011, due to a $38 million decrease in interest payments and improved operating working capital.

Travelport’s net debt was $3,122 million as of September 30, 2012, which comprised debt of $3,384 million less $125 million in cash and cash equivalents and less $137 million of cash held as collateral.

We have omitted certain financial information from our Third Quarter 2012 Results Earnings Release, including our Consolidated Condensed Balance Sheets and Consolidated Condensed Statements of Cash Flows. We have included an abridged version of our Consolidated Condensed Statement of Operations. Our financial statements include our 47% share of the earnings or losses in our Investment in Orbitz Worldwide, which we account for under the equity method of accounting. Orbitz Worldwide has not yet released its third quarter 2012 results. A complete set of financial statements will be included in our Quarterly Report on Form 10-Q, which we expect to file on November 7, 2012, after Orbitz Worldwide releases its quarterly earnings report.

Conference Calls

The Company’s third quarter 2012 earnings conference call will be held on November 2, 2012, beginning at 10:30 a.m. (EDT). Details for this call and the earnings presentation are available through the Investor Center section of the Company’s website (www.travelport.com/investors/Financial-Calendar), where pre-registration for the call is required. A recording of the call will be made available within 24 hours in the Financial/Operating Data section of the Investor Center on our website.

About Travelport

Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry.

With a presence in over 170 countries, approximately 3,500 employees and 2011 net revenue of $2.0 billion, Travelport is comprised of the global distribution system (GDS) business, which includes the Galileo and Worldspan brands and its Airline IT Solutions business.

Headquartered in Atlanta, Georgia, Travelport is a privately owned company.

Investor Contact

Julian Walker

Head of Corporate Communications and Investor Relations

+44 (0)1753 288 210

julian.walker@travelport.com

Media Contacts

Kate Aldridge

Senior Director, Corporate Communications, EMEA and APAC

+44 (0)1753 288 720

kate.aldridge@travelport.com

Jill Brenner

Senior Director, Corporate Communications, Americas

+1 (973) 939 1325

jill.brenner@travelport.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers and generate new revenue streams, including our universal desktop product; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as our acquisition of Sprice and our controlling interest in eNett. Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Net revenue	489	509	1,545	1,570

Costs and expenses
Cost of revenue	296	313	919	940
Selling, general and administrative	110	89	302	265
Depreciation and amortization	56	56	169	169

Total costs and expenses	462	458	1,390	1,374

Operating income	27	51	155	196
Interest expense, net	(71)	(74)	(215)	(223)
Gain on early extinguishment of debt	5	—	6	—

Loss from continuing operations before income taxes and equity in investment in Orbitz Worldwide	(39)	(23)	(54)	(27)

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Travelport Adjusted EBITDA to Operating Income	Three Months Ended September 30,
	2012	2011
Travelport Adjusted EBITDA	106	118
Less adjustments:
Corporate transaction costs	(3)	(2)
Litigation and related costs	(12)	(3)
Gain on extinguishment of debt	5	—
Other	(8)	(6)

Total	(18)	(11)

EBITDA	88	107
Less: Depreciation and amortization	(56)	(56)
Less: Gain on extinguishment of debt	(5)	—

Operating income	27	51

Reconciliation of Travelport Adjusted EBITDA to Operating Income	Nine Months Ended September 30,
	2012	2011
Travelport Adjusted EBITDA	366	401
Less adjustments:
Corporate transaction costs	(9)	(11)
Restructuring charges	—	(4)
Equity-based compensation	(2)	—
Litigation and related costs	(25)	(13)
Gain on extinguishment of debt	6	—
Impairment of property and equipment	—	(4)
Other	(6)	(4)

Total	(36)	(36)

EBITDA	330	365
Less: Depreciation and amortization	(169)	(169)
Less: Gain on extinguishment of debt	(6)	—

Operating income	155	196

TRAVELPORT LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of Travelport Adjusted EBITDA to Net Cash Provided by Operating Activities of Continuing Operations and Unlevered Free Cash Flow	Nine Months Ended September 30,
	2012	2011
Travelport Adjusted EBITDA	366	401
Less:
Interest payments	(202)	(240)
Tax payments	(9)	(13)
Changes in operating working capital	44	(9)
FASA liability payments	(7)	(12)
Defined benefit pension plan funding	(15)	(13)
Other adjusting items	(43)	(28)

Net cash provided by operating activities of continuing operations	134	86

Add back interest paid	202	240
Less: Capital expenditures on property and equipment additions of continuing operations	(61)	(50)
Less: Repayment of capital lease obligations	(13)	(11)

Unlevered free cash flow	262	265

Travelport Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends and an enhanced overall understanding of our financial liquidity and prospects for the future. Adjusted EBITDA is the primary metric for measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Travelport Adjusted EBITDA is disclosed so investors have the same tools available to management when evaluating the results of Travelport. Travelport Adjusted EBITDA is defined as EBITDA adjusted to exclude the impact of purchase accounting, impairment of goodwill and intangibles assets, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts, non-cash equity-based compensation, and other adjustments made to exclude expenses management views as outside the normal course of operations. Travelport Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratios under our credit agreement covenants. These ratios use the Travelport Adjusted EBITDA for the last twelve months and the consolidated net debt and the first lien debt as at the balance sheet date and are known as the Total Leverage Ratio and the First Lien Leverage Ratio. Travelport is currently in compliance with its Total Leverage Ratio and its First Lien Leverage Ratio. A breach of these covenants could result in a default under the senior secured credit agreement and the indentures governing the notes.

Unlevered free cash flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Unlevered free cash flow is defined as net cash provided by operating activities of continuing operations adjusted to exclude cash interest payments and include capital expenditures and capital lease repayments. We believe unlevered free cash flow provides management and investors with a more complete understanding of the underlying liquidity of the core operating businesses and its ability to meet current and future financing and investing needs.

TRAVELPORT LIMITED

Operating Statistics

(unaudited)

	Three Months Ended September 30,
	2012	2011	Change	% Change
Segments (in millions)
Americas	41	45	(4)	(6.2)%
Europe	21	21	—	0.7%
Asia Pacific	13	14	(1)	(9.2)%
Middle East and Africa	10	9	1	0.9%

Total Segments	85	89	(4)	(4.4)%

	Nine Months Ended September 30,
	2012	2011	Change	% Change
Segments (in millions)
Americas	133	137	(4)	(2.7)%
Europe	65	66	(1)	(1.5)%
Asia Pacific	42	43	(1)	(3.4)%
Middle East and Africa	30	29	1	3.1%

Total Segments	270	275	(5)	(1.9)%